EXHIBIT 99.1

Gasco
------
Energy


For Immediate Release on Wednesday, August 1, 2007

                    GASCO ENERGY ANNOUNCES FINANCIAL PARTNER
                     FOR RIVERBEND PROJECT DRILLING PROGRAM

DENVER - (PR Newswire) - August 1, 2007 - Gasco Energy, Inc. today announced that it has entered into a definitive agreement with a subsidiary of NFR Energy, LLC whereby the subsidiary will participate in a 30-well drilling program in Gasco's Riverbend Project.

NFR Energy, LLC, a private company created to invest in worldwide oil and gas exploitation opportunities, has agreed to participate in 30 wells drilled by Gasco in 2007 and into early 2008. The terms of the agreement allow for NFR to earn two-thirds of Gasco's interest in each 40-acre drilling location, 100 feet below total depth drilled, in exchange for paying its share of the costs. Also included is a per-well location fee paid to Gasco as operator of project.

The agreement covers substantially all of Gasco's 2007 drilling program, retroactive for certain wells drilled year-to-date, and as such includes 13 gross operated wells spudded (3.5 net to Gasco's interest / 6.9 net to NFR) in 2007. Not included in the deal are the Federal #14-31 Mancos test and two Wilkin Ridge area wells drilled in 2007. At signing, Gasco received cash consideration of $19.0 million for the interest in the aforementioned wells and in wells expected to be spud prior to August 1, 2007.

    General Terms of the Agreement:

    *Contract Area consists of Gasco Energy's leasehold position in portions of Uintah County, Utah. It does not include assets in California, Nevada or Wyoming.

     *Program targets Wasatch, Mesaverde and Blackhawk development locations.

    *Gasco can continue to independently develop its acreage.

    *Upon completion of the 30-well program NFR will have earned 67% of Gasco's interest in 1,200 gross acres in the Riverbend Project.

Management Comments
Commenting on the new financial and drilling partner, Gasco CEO Mark Erickson said: "We are pleased to have a well-funded partner who can help us accelerate our development of the Riverbend Project. In addition, NFR brings additional drilling and operating experience as well as capital to our Utah project. We can now ensure that we can continue drilling ahead in Utah with three rigs into 2008. The additional activity allows us to capitalize on economies of scale and further drive down drilling and operating costs while proving up our large leasehold position. We own or control approximately 124,000 gross / 75,000 net acres in the Uinta Basin, yielding a very large number of potential locations. Today's agreement with NFR provides Gasco with a way to continue to exploit the stacked pay zones under our leasehold. The 30-well program represents a small fraction of our 75,000 net acres in the Uinta Basin and is consistent with our stated 2007 drilling Capex of approximately $40 million. We are also provided the flexibility to proceed with additional Riverbend drilling plans independent of this agreement."

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About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and petroleum exploitation and development and production company engaged in locating and developing hydrocarbons resources, primarily in the Rocky Mountain region. To learn more, visit www.gascoenergy.com.


Forward-looking statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in
Item 1. of the Company's 2006 amended Form 10-K filed with the Securities and Exchange Commission on April 5, 2007.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044



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